UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER MICHAEL J. DRISCOLL, ED.D ETHAN C. ELZEN LISA NARRELL-MEAD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1: On May 21, 2020, Driver issued the following press release, which directs readers to a presentation documents produced by the Office of the Commissioner of Financial Regulation in the Maryland Department of Labor in response to Driver’s request for public records pursuant to the Maryland Public Information Act, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Driver Management Exposes First United’s Refusal

to Acknowledge the Truth

Calls on Shareholders to View Evidence of First United’s Lies and Nefarious Actions, Including

Documents Revealing the Company Reported Vocal Investors to Regulators

Highlights First United’s Desperate Attempt to Avoid Accountability in Its Campaign to Invalidate

Driver’s Nomination of Unaffiliated Director Candidates and Strip Us of Our Voting Rights

Questions Fitness of the Board to Serve and Respect Shareholder Rights

Reiterates That a Vote for the Incumbent Directors is an Endorsement of the Board’s

Unprecedented Efforts to Undermine Corporate Democracy and Trample Shareholders’ Rights

Urges Shareholders to Look Past First United’s Lies and Vote on the WHITE Proxy Card to Elect

Driver’s Three Highly-Qualified, Independent Nominees With Robust Bank Sector Experience

NEW YORK, MAY 21, 2020 – Driver Management Company LLC (together with its affiliates, “Driver” or “we”), one of the largest shareholders of First United Corporation (NASDAQ: FUNC) (“First United” or the “Company”), today made available additional documents demonstrating First United’s anti-shareholder practices and issued an open letter to shareholders. As a reminder, visit www.RenovateMyBank.com to review evidence pertaining to First United’s secretive, month-long campaign to lobby the Maryland Commissioner of Financial Regulation (the “Maryland Commissioner”) to penalize Driver.

***

2

May 21, 2020

Fellow Shareholders,

Driver has always been transparent and honest with First United shareholders and has detailed the full extent of its interactions with Maryland regulators on our website: www.RenovateMyBank.com. We are dismayed, yet unsurprised, that the Company’s latest communication continues its campaign of misinformation regarding its scheme with state regulators to punish shareholders who are exercising their right to advocate for change. It should be crystal clear now that First United has the most anti-shareholder Board of Directors (the “Board”) in all of Corporate America.

Driver has shared documents obtained from the Maryland Commissioner that demonstrate–in Driver’s opinion—beyond any reasonable doubt that First United instigated the Maryland Commissioner’s investigation. Moreover, these documents show that First United doggedly and relentlessly tried to direct and control the Maryland Commissioner’s investigation for one reason only: to prevent Driver (and any other shareholder who dared to question First United’s Board) from voting their shares at the Annual Meeting of Shareholders on June 11, 2020. These important documents demonstrate the extraordinary lengths that First United will go to in order to suppress corporate democracy and shareholder engagement, and should be examined by all shareholders and anyone who believes that public company investors are entitled to their fundamental rights.

We believe the lawsuit filed by First United on May 20, 2020—and paid for by shareholders—is entirely without merit and a clear sign of a desperate Board pathetically seeking to avoid accountability. It is discouraging that a public company would prefer to avoid a fair and level election contest by seeking to disenfranchise its shareholders through litigation (although we look forward to having First United’s false claims exposed in court).

This lawsuit and First United’s entire course of conduct during this election contest has demonstrated that the Board simply—at a very fundamental level—lacks the understanding of what it means to be a public company and be accountable to its shareholders. Furthermore, the totality of the circumstances of this situation suggests that the Board prefers to reject facts it does not like and doggedly cling to narratives that comport with the directors’ preferred view of the world regardless of reality. This situation should concern all shareholders and raise serious doubts as to whether any member of the Board is fit to be a public company director.

As a reminder, Driver has nominated three highly-qualified and completely unaffiliated director nominees to improve First United’s eleven-member Board (which currently has an average director tenure of more than 15 years). If elected, our nominees look forward to working constructively and collaboratively with the remaining legacy directors to improve our bank and its corporate governance for the benefit of all stakeholders. We believe that falling prey to First United’s lies and failing to support our nominees will equate to an endorsement of the incumbent Board’s willingness to use any pretext to strip shareholders of their rights. All shareholders should be wary of a Board whose first reaction to any shareholder discontent is to attempt to strip investors of their rights and voting powers.

"[F]air corporate suffrage is an important right that should attach to every equity security bought on a public exchange." 1

Sincerely,

Abbott Cooper

Managing Member

Driver Management Company LLC

***

As a reminder, shareholders can review the documents obtained from the Maryland Commissioner at www.RenovateMyBank.com. The website also houses additional information regarding our case for change and how to vote on the WHITE Proxy Card.

About Driver Management

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value.

Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

______________

[1] J. I. Case Co. v. Borak, 377 U.S. 426, 84 S. Ct. 1555, 12 L. Ed. 2d 423 (1964)

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4/29/2020 Maryland.gov Mail - RE: [EXTERNAL] Re: CONFIDENTIAL - First United

Confidentiality Notice: *The information contained in this communication (including any attachments) (a) is or may be legally privileged, confidential, proprietary in nature, or otherwise protected by law from disclosure; and (b) is intended only for the use of the Addressee(s) named herein. If you are not the intended recipient, an addressee, or the person responsible for delivering this to an addressee, you are hereby notified that reading, using, copying, or distributing any part of this message is strictly prohibited. If you have received this electronic mail message in error, please contact me immediately and take the steps necessary to delete the message completely from your computer system. Thank you.*

On Feb 11, 2020, at 11:52 AM, Bulgin, Andrew D. <abulgin@gfrlaw.com> wrote:

CONFIDENTIAL SUPERVISORY INFORMATION

Dear Jedd,

This morning, First United Corporation issued a press release in which it announced its strategy of remaining independent. As expected, stockholders aligned with Driver Management Company have started to complain. I have attached an e-mail received from David Balistreri, who was discussed in our prior communications.

Separately, if your team would like to interview Carissa Rodeheaver as part of its investigation, please let me know how we should arrange that interview.

ANDY

ANDREW BULGIN, MEMBER

233 E. Redwood Street, Baltimore, MD 21202

DIRECT DIAL: 410-576-4280

MOBILE: 443-857-1133

FAX: 410-576-4196

E-MAIL: ABULGIN@GFRLAW.COM

RESUME: HTTP://WWW.GFRLAW.COM/ANDREW_BULGIN/

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3/9/2020 Maryland.gov Mail - Fwd: First United

Maryland DEPARTMENT OF LABOR

MD Labor Website | Facebook | Twitter

Click here to complete a three question customer experience survey

__Confidentiality Notice.__ The information contained in this communication (including any attachments) (a) is or may be legally privileged, confidential, proprietary in nature, or otherwise protected by law from disclosure; and (b) is intended only for the use of the addressee(s) named herein. If you are not the intended recipient, an addressee, or the person responsible for delivering this to an addressee, you are hereby notified that reading, using, copying, or distributing any part of this message is strictly prohibited. If you have received this electronic mail message in error, please contact me immediately and take the steps necessary to delete the message completely from your computer system. Thank you.

---------- Forwarded message ---------
From: **Jedd Bellman -DLLR-** <jedd.bellman@maryland.gov>
Date: Wed, Jan 22, 2020 at 10:14 PM
Subject: First United
To: Dana Allen -DLLR- <dana.allen@maryland.gov>

Dana,

I received the following email below from outside counsel to the Bank. Please have an investigator review the information therein and the documents and compile a list of individuals/business entities and contact information for those who we would like to get documents and information from so that we can send subpoenas to them. Can discuss further tomorrow. This is a priority request as I would like to send the subpoenas out by Friday.

Also, the investigator should start compiling an investigative file.

Tony has opened up the office next to Michelle to house the documents associated with the investigation, we need to identify how that will work.

Regards,
Jedd

Package name	CONFIDENTIAL INVESTIGATORY INFORMATION: First United Corporation
To	jedd.bellman@maryland.gov
Subject	CONFIDENTIAL INVESTIGATORY INFORMATION: First United Corporation
From	Bulgin, Andrew D.

Dear Jedd,

Thank you for reaching out to me about the investigation by the Maryland Commissioner of Financial Regulation into acquisitions of First United Corporation's common stock by Driver Opportunity Partners I LP ("DOP"), Driver Management Company LLC and J. Abbott R. Cooper (collectively, "Driver"). Subject to any limitations imposed by applicable law, First United is willing to share any information in its possession that might assist you with the investigation. Pursuant to Section 2-114(a)(3) of the Financial Institutions Article of the Maryland Code (the "FI Article") and Section 4-351(a)(1), (b)(4) and (b)(6) of the General Provisions of the Maryland Code, we request that this communication and any information that we might share in the future with your office in furtherance of the investigation be deemed supervisory and/or investigatory information and, accordingly, be accorded confidential treatment.

DOP is the beneficial owner of the 360,637 shares of First United Common stock at issue. Driver Management LLC is the controlling person of DOP, and Mr. Cooper is the controlling person of Driver Management LLC. Based on Schedule I to Driver's Schedule 13D filed with the SEC on September 5, 2019, DOP acquired 100% of the shares between July 24, 2019 and August 30, 2019. However, you will see from Exhibit E to Driver's notice of intention to nominate directors for election sent to First United (attached), that a person connected to Driver but not part of the "group" acquired 104,000 shares between March 11, 2019 and July 22, 2019. We do not know the identity of that person, but it's possible that it was CT Opportunity Partners I LP, which is another Driver fund that was the stockholder through which Driver Management Company LLC conducted the campaign against DNB Financial. These shares must be the same 104,000 shares shown in Schedule I to Driver's Schedule 13D as being

https://mail.google.com/mail/u/0?ik=8a3854a9bb&view=pt&search=all&permthid=thread-f%3A1660446740485678570&simpl=msg-f%3A16604467404… 2/5

3/9/2020 Maryland.gov Mail - Fwd: First United

contributed to DOP in exchange for partnership interests on August 1, 2019. We assume that these shares are those on which Driver relied to conduct its "withhold campaign" at First United's 2019 annual meeting of stockholders (in which it first publicly demanded a sale and urged stockholders to show support for that strategy by withholding their votes for the three director nominees). In any event, those shares were acquired by DOP on August 1, 2019.

I have attached everything that I previously sent to the Maryland Commissioner, along with some additional materials. My materials do not include all of Driver's SEC filings (which include its letters issued to stockholders and select letters sent to First United). You can access Driver's SEC filings at: https://www.sec.gov/cgi-bin/browse-edgar?CIK=func&owner=exclude&action=getcompany. My letter to Tony dated November 1, 2019 and my memoranda to Tony dated January 7, 2020 and January 17, 2020 should provide you with a clear picture of the situation.

Driver has established a website regarding its campaign at: www.renovatemybank.com <http://www.renovatemybank.com > . In the "News and Resources" page of that website, Driver has published various letters, news articles and other materials related to its campaign. Driver ran a full-page advertisement in the West Virginia State Journal and the Garrett County Republican, a copy of which is attached.

Mr. Cooper's podcast interview in which he discussed his (negative) views of banking regulators' actions against activists can be accessed at: https://www.buzzsprout.com/210685/2173010-beyond-the-boardroom-with-driver-management-s-abbott-cooper-episode-28.

In addition to DOP, Driver Management Company LLC and Mr. Cooper, we consider Driver's three director nominees – Michael J. Driscoll, Lisa Narrell-Mead and Ethan C. Elzen - to be part of the acquisition "group" for purposes of Section 3-314 of the FI Article. They joined in Driver's Schedule 13D (amendment filed on November 21, 2019), and they entered into a Joint Filing and Solicitation Agreement with Driver on November 19, 2019 pursuant to which they agreed, among other things, to form a group for the purpose of soliciting proxies in the upcoming 2020 annual meeting of stockholders. I've attached an excerpt from Driver's nomination notice, which provides information about the three nominees and their stock ownership. Mr. Driscoll owns 3,500 shares that he purchased between August 21, 2019 and September 12, 2019; Ms. Narrell-Mead owns 650 shares that she purchased on October 8, 2019; and Mr. Elzen owns 425 shares that he purchased on October 28, 2019.

Based on their communications to and about First United, we have reason to suspect that Driver has entered into arrangements regarding its campaign with David Balistreri and Quad Capital Management Advisors LLC (David is a portfolio manager at Quad), Chris DeMuth, Jr. of Rangeley Capital, and Ivonne Dersch and/or Matthew Roesser of Malatai Capital, all of whom are located in the New York City area and claim to be "significant investors" in First United. These persons have written to First United or issued public statements that mirror Driver's message and strategy. Mr. Balistreri has claimed to own or control varying amounts of shares. Based on the June 30, 2019 and September 30, 2019 Schedule 13F-HRs that Quad filed with the SEC, it appears that Quad purchased 151,165 shares of First United during the third quarter of 2019. Based on the Schedule 13F-HR filed for the quarter ended December 31, 2019, however, it appears that Quad sold its shares. Mr. Balistreri and Rangeley Capital have taken to Twitter to discuss Driver and First United, and Driver Management has re-tweeted certain of Mr. Balistreri's tweets. On January 1, 2020, Driver forwarded a disparaging tweet by Mr. Balistreri to certain directors of First United with the message "I hope you guys are enjoying this stuff as much as I am." Driver Management Company LLC and/or Mr. Cooper, Mr. Balistreri, Mr. DeMuth and Mr. Roesser "follow" each other on Twitter.

On January 6, 2020, another stockholder, Scott Hootman, sent an e-mail to First United in which he urged compliance with Driver's demands. His e-mail is attached (its subject line is, strangely, "Dear Mr. Moser"). Based on stock records that First United obtained (included in the attached e-mail chain, which shows his address), it appears that Mr. Hootman acquired his shares in the November 2019 timeframe.

Moments ago, Driver filed soliciting material with the SEC (attached) to which he attached copies of recent tweets regarding the campaign. The last tweet asserts that First United has not responded to Driver's request for stockholder records. That statement is false, as First United responded on January 17, 2020.

Please let me know if I can be of any further assistance or if you have any questions.

Andy

----

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3/9/2020 Maryland.gov Mail - Fwd: First United

Andrew Bulgin, Member

233 E. Redwood Street, Baltimore, MD 21202

Direct Dial: 410-576-4280

Mobile: 443-857-1133

Fax: 410-576-4196

E-mail: abulgin@gfrlaw.com <mailto:abulgin@gfrlaw.com>

Resume: http://www.gfrlaw.com/andrew_bulgin/ <http://www.gfrlaw.com/andrew_bulgin/>

On the Web at: www.gfrlaw.com <http://www.gfrlaw.com/>

CHANGING Maryland FOR THE BETTER

Jedd Bellman
Assistant Commissioner for Non-Depository Supervision
Office of the Commissioner of Financial Regulation
Maryland Department of Labor
500 N Calvert Street, Suite 402
Baltimore, MD 21202-3651
jedd.bellman@maryland.gov
410-230-6390 (office)
443-904-7045 (cell)

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Confidentiality Notice: *The information contained in this communication (including any attachments) (a) is or may be legally privileged, confidential, proprietary in nature, or otherwise protected by law from disclosure; and (b) is intended only for the use of the Addressee(s) named herein. If you are not the intended recipient, an addressee, or the person responsible for delivering this to an addressee, you are hereby notified that reading, using, copying, or distributing any part of this message is strictly prohibited. If you have received this electronic mail message in error, please contact me immediately and take the steps necessary to delete the message completely from your computer system. Thank you.*

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18 attachments

11-20-2019 E-Mail David Balistreri.pdf
183K

Driver Email 11-25-2019.pdf
203K

12-6-2019 Letter from QUAD to FUNC.pdf
481K

Driver DFAN14A - 1-22-2020.pdf
359K

Driver E-mail to McCullough - 11-01-2019.pdf
162K

Driver Letter to First United Independent Directors (01-09-2020).pdf
117K

Driver Letter to First United Independent Directors (12-13-2019).pdf
124K

Driver Letter to First United Independent Directors (12-17-2019).pdf
127K

E-mail to J McCullough 11-4-2019.pdf

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